Exhibit 10.4

April 28, 2016

Scott E. Francis

Parkway Properties, Inc.

Bank of America Center

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Dear Mr. Francis,

This letter agreement (this “Letter Agreement”) memorializes our discussions regarding the terms and conditions of your employment from and following the consummation of the transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger among Parkway Properties, Inc., Parkway Properties LP, Cousins Properties Incorporated and Clinic Sub Inc., dated as of the date hereof (the “Merger Agreement”). For purposes of this Letter Agreement, terms that are capitalized but not defined herein shall have the meanings set forth in the Merger Agreement.

As you know, the Merger Agreement contemplates that, immediately following the consummation of the Merger and the Reorganization, Clinic will distribute, on a pro rata basis to the stockholders of Clinic, all of the shares of HoustonCo (the “Houston Distribution”), and that you will be offered the role of Executive Vice President and Chief Accounting Officer of HoustonCo in connection with the Houston Distribution.

You agree that, if you are offered the role of Executive Vice President and Chief Accounting Officer of HoustonCo in connection with the Houston Distribution pursuant either to the assignment of your Employment Agreement (defined below) as in effect as of the date hereof (and as modified hereby) to HoustonCo or to terms of a written employment agreement the terms of which are at least as favorable to you as your Employment Agreement (defined below) as in effect as of the date hereof, you shall not have a basis for asserting, and shall be deemed to have waived, any entitlement to terminate your employment under clauses (ii), (iii) or (iv) of the second sentence, as well as the final sentence, of Section 5(a)(4) of the Employment Agreement by and between Pharmacy and you, dated as of December 22, 2014 and amended as of June 15, 2015 (the “Employment Agreement”), as a result of the consummation of the Transactions or any changes to the terms and conditions (including, without limitation, the location) of your employment that result from the Transactions. Without limiting the generality of the foregoing, you agree that Pharmacy or Clinic, as applicable, and its Affiliates may assign all of their obligations under the Employment Agreement and/or this Letter Agreement to HoustonCo and its Affiliates.

You acknowledge and agree that the waiver contemplated by the preceding paragraph is material to Clinic’s and Pharmacy’s willingness to consummate the Transactions and that good and valuable consideration will be provided, directly or indirectly, to you in connection with the Transactions, including without limitation: (a) the accelerated vesting of certain Pharmacy Partnership LTIP Units upon the consummation of the Transactions, (b)

exchange of unvested Pharmacy Partnership LTIP Units, if any, into time-vesting Pharmacy Equity Awards immediately prior to the consummation of the Transactions, which shall partially vest upon the consummation of the Transactions and shall partially be assumed, (c) assumption of those Pharmacy Equity Awards that are stock options, and (d) your continued employment with HoustonCo and its Affiliates following the consummation of the Transactions as the Executive Vice President and Chief Accounting Officer under the terms of the Employment Agreement (subject to the waiver described above) or, if applicable, a new employment agreement satisfying the conditions described in paragraph three of this Letter Agreement.

Furthermore, in connection with consummation of the Transactions, you acknowledge and agree to the following:

1.	That any annual incentive award payable to you for calendar year 2016 shall, notwithstanding any contrary provision of your Employment Agreement, be subject to the sole discretion of Clinic and its Affiliates (which for this purpose, includes HoustonCo, whether before or after the Houston Distribution),

2.	That the Pharmacy Equity Awards and Pharmacy Partnership LTIP Units listed on Exhibit A may be converted into an equal number of Pharmacy RSU Awards immediately prior to consummation of the Transactions, generally subject to the terms and conditions of your current time-based Pharmacy RSU Awards, but vesting in four equal tranches, with twenty-five percent (25%) becoming vested on the date of consummation of the Transactions, and twenty-five percent (25%) each becoming vested on the first, second, and third anniversaries of the date of consummation of the Transactions; and

3.	That in connection with the Transactions, unless Clinic waives this requirement in writing, you will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any HoustonCo common shares you hold by reason of a Pharmacy Equity Award or a Pharmacy Partnership LTIP Unit that becomes fully vested as a result of the Transactions, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such common shares, whether any such transaction is to be settled by delivery of HoustonCo common shares or other HoustonCo securities, in cash or otherwise, for sixty (60) days after consummation of the Transactions. You further agree to execute such agreements and instruments as may be reasonably requested by Clinic or HoustonCo to give further effect to this undertaking.

This Letter Agreement, together with the Employment Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you, Clinic, and Pharmacy. This Letter Agreement shall be governed, construed, and interpreted under the laws of the State of New York without reference to its principles of conflicts of laws.

If the Effective Time does not occur, this Letter Agreement shall be null and void ab initio.

From and following the Effective Time, your employment shall continue to be at will and may be terminated by either you or HoustonCo or its Affiliates at any time, without prior notice and for any or no reason.

We believe that you and HoustonCo will have a promising future. Please acknowledge your agreement to the terms of this Letter Agreement by your signature below.

Sincerely,

Cousins Properties Incorporated

By:	/s/ Pamela F. Roper

Name:	Pamela F. Roper
Title:	Senior Vice President, General Counsel and Corporate Secretary

Parkway Properties, Inc.

By:	/s/ James R. Heistand

	Name:	James R. Heistand
	Title:	President and Chief Executive Officer

By:	/s/ Jeremy R. Dorsett

	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President, General Counsel and Secretary

Acknowledged and Agreed:

/s/ Scott E. Francis	April 28, 2016
Scott E. Francis	Date

EXHIBIT A

Name	Number	Class
Scott E. Francis	17,360	2016 Time-Based Pharmacy RSU Awards
Scott E. Francis	7,994	2015 Time-Based Pharmacy RSU Awards
Scott E. Francis	3,000	2014 Time-Based Pharmacy RSU Awards
Scott E. Francis	1,000	2013 Time-Based Pharmacy RSU Awards
Scott E. Francis	15,989	2015 Pharmacy Partnership LTIP Units
Scott E. Francis	9,000	2014 Performance-Based Pharmacy RSU Awards

Total	54,343	New Pharmacy RSU Awards